UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2025

Celularity Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38914	83-1702591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Park Ave Florham Park, New Jersey	07932
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 768-2170

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	CELU	The Nasdaq Stock Market LLC
Warrants, each exercisable for one-tenth of one share of Class A Common Stock at an exercise price of $11.50 per share	CELUW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On February 12, 2025, Celularity Inc. (the “Company”) entered into a binding term sheet, or RWI Binding Term Sheet, with Resorts World Inc Pte Ltd, or RWI, pursuant to which RWI agreed to, among other things, an extension of that certain second forbearance agreement dated as of March 13, 2024 whereby RWI has agreed not to exercise its rights and remedies upon the occurrence of any default under the second amended and restated senior secured loan agreement dated as of January 12, 2024 (“RWI Second Amended Bridge Loan”) until an amendment is entered into between the Company and RWI whereby the maturity date of the foregoing loans is extended to February 15, 2026: (i) an initial loan in the aggregate principal amount of $6,000,000, (ii) a second loan in the aggregate principal amount of $6,000,000 and (iii) a third loan in the aggregate principal amount of $15,000,000, net of an original issue discount amount equal to $3,750,000 (collectively, the “RWI Loans”). Pursuant to the RWI Binding Term Sheet, the Company agreed to (i) use a portion of the proceeds from the Company’s next registered public offering to pay RWI approximately $1.3 million, representing cash interest due but not paid on the RWI Loans through January 31, 2025 and (ii) issue to RWI, on July 24, 2025, a new five-year warrant to purchase up to 500,000 shares of our Class A common stock at an exercise price equal to the New Exercise Price (as defined herein), which warrant may be exercised on a cash or cashless basis (the “New RWI Warrant”). In addition, the Company agreed to reprice outstanding warrants held by RWI to a price equal to the product of (A) 90% and (B) the closing price of the Company’s Class A common stock as reported on the principal Trading Market (as defined in the RWI Binding Term Sheet) on which the Class A common stock trades on July 24, 2025; provided that, if the product of (A) and (B) is less than $1.50, then the new exercise price of the outstanding RWI warrants shall be the product of (y) 180% and (z) the closing price of the Class A common stock on July 24, 2025, and, if necessary, each trading day thereafter, each as quoted on the principal Trading Market on which the Class A common stock trades, until the product of (y) and (z) is equal to or above $1.50; provided further that, the exercise price of any New RWI Warrant shall not be higher than the exercise price of the existing RWI warrants, nor lower than $1.50 per share (the “New RWI Exercise Price”).

Additionally, on February 12, 2025, the Company entered into a binding term sheet, or Starr Binding Term Sheet, with C.V. Starr & Co., Inc., or Starr, pursuant to which Starr agreed to, among other things, an extension of that certain forbearance agreement dated March 13, 2024 whereby Starr agreed not to exercise its rights and remedies upon the occurrence of any default under the loan agreement dated as of March 17, 2023 (the “Starr Loan Agreement”) until an amendment (the “Starr Amendment”) is entered into between the Company and Starr whereby the maturity date of the loan in the aggregate principal amount of $5,000,000, net of an original issue discount amount equal to $100,000 (the “Starr Loan”), is extended to February 15, 2026. Pursuant to the Starr Binding Term Sheet, the Company agreed to (i) use a portion of the proceeds from the Company’s next registered public offering to pay Starr approximately $0.8 million, representing cash interest due but not paid on the Starr Loan through January 31, 2025 and (ii) issue to Starr, on the date of the Starr Amendment, a new five-year warrant to purchase up to 100,000 shares of our Class A common stock at an exercise price equal to the Starr New Exercise Price (as defined herein), which warrant may be exercised on a cash or cashless basis (the “Starr New Warrant”). In addition, the Company agreed to reprice warrants held by Starr to a price equal to 10% less than the closing price of the Class A common stock as reported on Nasdaq on the date of the Starr Amendment; provided that, the exercise price shall not be higher than the existing exercise price of the Starr warrants nor lower than $1.50 per share (the “Starr New Exercise Price”).

Item 3.02 Unregistered Sales of Equity Securities

The information disclosed in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Binding Term Sheet by and between Celularity Inc. and Resorts World Inc Pte Ltd. dated February 12, 2025 (incorporated by reference to Exhibit 10.68 to Amendment No. 1 to Form S-1 filed with the SEC on February 13, 2025)
10.2	Binding Term Sheet by and between Celularity Inc. andC.V. Starr & Co., Inc. dated February 12, 2025 (incorporated by reference to Exhibit 10.69 to Amendment No. 1 to Form S-1 filed with the SEC on February 13, 2025)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELULARITY INC.
Dated: February 18, 2025
	By:	/s/ Robert J. Hariri
	Name:	Robert J. Hariri, M.D., Ph.D.
	Title:	Chairman and CEO

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